EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 34 to the Registration Statement on Form N-1A of the Capstone Growth Fund, a series of the Capstone Series Fund, Inc., of our report dated December 17, 2004 on the financial statements and financial highlights included in the October 31, 2004 Annual Report to the Shareholders of the above referenced fund.

We further consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and in the Statement of Additional Information, including under the headings "Financial Statements" and "Other Information/Independent Registered Public Accounting Firm".

BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

February 25, 2005